Exhibit 4.1

AMENDMENT NO. 1 TO TAX BENEFITS PRESERVATION PLAN

THIS AMENDMENT NO. 1 TO TAX BENEFITS PRESERVATION PLAN (this “Amendment”) is made and entered into as of April 13, 2017, by and between FORESTAR GROUP INC., a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered trust company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into that certain Tax Benefits Preservation Plan (as amended from time to time, the “Plan”), dated as of January 5, 2017, whereby the Rights Agent was appointed to act as agent for the Company with respect to the Rights (as defined in the Plan);

WHEREAS, Terra Firma Merger Parent, L.P., a Delaware limited partnership (“Parent”), Terra Firma Merger Sub, L.P., a Delaware limited partnership (“Merger Sub”), and the Company are, substantially concurrently herewith, entering into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 13, 2017, pursuant to which, among other things, (i) the Company will, in accordance with the Delaware General Corporation Law (the “DGCL”) and the Delaware Revised Uniform Limited Partnership Act, merge with and into Merger Sub, with Merger Sub surviving as the wholly owned entity of Parent, on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”);

WHEREAS, pursuant to the resolutions adopted on April 13, 2017 (the “Board Resolutions”), the Board of Directors of the Company (the “Board”) has approved the Merger Agreement and declared its advisability;

WHEREAS, Section 27 of the Plan provides that prior to the Distribution Date, and subject to the remaining provisions of Section 27 of the Plan, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Plan without the approval of any holders of shares of the Common Stock;

WHEREAS, as of the date hereof, no Distribution Date has occurred and no person is an Acquiring Person; and

WHEREAS, pursuant to the Board Resolutions, the Board resolved to amend the Plan as set forth herein in order to render the Rights inapplicable to the Merger and the other transactions contemplated by the Merger Agreement;

NOW, THEREFORE, pursuant to Section 27 of the Plan, the Company and the Rights Agent hereby amend, effective upon the date hereof, the Plan as follows:

1.                                      Amendment of Section 1(b).  The definition of “Acquiring Person” set forth in Section 1(b) of the Plan is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Parent, Merger Sub or any of their Affiliates or Associates, individually or collectively, shall be an “Acquiring Person” solely by reason of an Exempt Event.”

2.                                      Amendment of Section 1(g).  The definition of “Beneficial Owner”, and to have “beneficial ownership” of, and to “beneficially own”, set forth in Section 1.1(g) of the Plan is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this definition of “Beneficial Owner,” “beneficial ownership” or “beneficially own” to the contrary, none of Parent, Merger Sub, or any of their Affiliates or Associates, individually or collectively, shall be deemed the “Beneficial Owner” of or shall be deemed to have “beneficial ownership of” or to “beneficially own” any shares of Common Stock solely as a result of an Exempt Event.”

3.                                      Amendment of Section 1(kk).  The definition of “Section 11(a)(ii) Event” set forth in Section 1(kk) of the Plan is hereby amended and restated in its entirety as follows:

““Section 11(a)(ii) Event” shall mean any event described in Section 11(a)(ii) hereof; provided, however, that, notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be, or be deemed to be, or result in, a Section 11(a)(ii) Event.”

4.                                      Amendment of Section 1(mm).  The definition of “Section 13 Event” set forth in Section 1(mm) of the Plan is hereby amended and restated in its entirety as follows:

““Section 13 Event” shall mean any event described in clauses (x), (y) or (z) of Section 13(a) hereof; provided, however, that, notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be, or be deemed to be, or result in, a Section 13 Event.”

5.                                      Amendment of Section 1(pp).  The definition of “Stock Acquisition Date” set forth in Section 1(pp) of the Plan is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, no Stock Acquisition Date shall be deemed to have occurred solely as a result of an Exempt Event.”

6.                                      Amendments to Section 1. Section 1 of the Plan is hereby amended by inserting each of the following definitions in its appropriate alphabetical order in Section 1:

“Effective Time” shall have the meaning ascribed to such term in the Merger Agreement.

“Exempt Event” shall mean: (1) the public announcement or disclosure, approval, adoption, execution or delivery of the Merger Agreement, (2) the consummation of the Merger or (3) the consummation of any of the other transactions contemplated by the Merger Agreement.

“Merger” shall have the meaning ascribed to such term in the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger by and among Parent, Merger Sub and the Company, dated as of April 13, 2017 (as such agreement may be amended, modified or supplemented from time to time).

“Parent” shall mean Terra Firma Merger Parent, L.P.

“Merger Sub” shall mean Terra Firma Merger Sub, L.P.

7.                                      Amendment to Section 3(a). Section 3(a) of the Plan is hereby amended by adding the following proviso immediately following the words “the earlier of (i) and (ii) being herein referred to as the “Distribution Date”“:

“provided, however, that notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not occur and shall not be deemed to have occurred solely as the result of an Exempt Event.”

8.                                      Amendment to Section 3.  Section 3 of the Plan is hereby amended by inserting the following Section 3(d):

“Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of an Exempt Event.”

9.                                      Amendment to Section 7(a). Section 7(a) of the Plan is hereby amended and restated in its entirety as follows:

“Subject to Section 7(e) hereof, at any time after the Distribution Date, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof properly completed and duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, accompanied by a signature guarantee and such other documentation as the Rights Agent may reasonably request together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Final Expiration Date, (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 and Section 24 hereof, (iii) the time at which the Board determines that this Agreement is no longer necessary or desirable for the preservation of Tax Benefits, (iv) the close of business on the first day of a taxable year of the Company to which the Board determines that no Tax Benefits, once realized, as applicable, may be carried forward, and (v) immediately prior to the Effective

Time (but only if the Effective Time shall occur) (the earliest of (i)-(v) being herein referred to as the “Expiration Date”).”

10.                               Successors. All of the covenants and provisions of this Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

11.                               Severability.  If any term, provision or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions or restriction of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

12.                               Effectiveness and Effect of Amendment.

a.              This Amendment shall become effective as of the date first written above, but such effectiveness is contingent upon (i) the execution and delivery of the Merger Agreement by the parties thereto and (ii) the delivery by the Company to the Rights Agent of a certificate from an Appropriate Officer (as defined in the Plan) that states that this Amendment is in compliance with the terms of Section 27 of the Plan. The Company shall notify the Rights Agent via electronic mail of such execution and delivery of the Merger Agreement promptly thereafter, however, such notice shall not be deemed sufficiently given until delivered in accordance with Section 26 of the Plan.

b.              Except as specifically modified herein, the Plan shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Plan. Upon and after the effectiveness of this Amendment, each reference in the Plan to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Plan, and each reference in any other document to “the Plan,” “thereunder,” “thereof” or words of like import referring to the Plan, shall mean and be a reference to the Plan as modified hereby.

13.                               Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

14.                               Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment transmitted electronically shall have the same authority, effect and enforceability as an original signature.

15.                               Descriptive Headings.  Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

FORESTAR GROUP INC.

By	/s/ Charles D. Jehl
Name: Charles D. Jehl
Title: Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By	/s/ David L. Adamson
Name: David L. Adamson
Title: Vice President